Exhibit 99.1

SUN BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2003

Report of Inspector of Election

I, the undersigned, having been duly appointed to act as Inspector of Election at the Annual Meeting of Shareholders of Sun Bancorp, Inc., held on April 24, 2003, hereby certify that the number of shares of stock outstanding is 7,695,564; that the number of shares entitled to vote is 7,162,037; that the number of shares present thereat in person or by proxy is 6,106,170; that we received the votes of the Shareholders of said Meeting and that;

1.                                       Election of Directors:

	For	%	Withhold	%
M. Mitchell Fetterolf	5,987,942	98.1%	118,228	1.9%
Gary L. Tice	5,988,012	98.1%	118,158	1.9%
George E. Logue, Jr.	5,964,592	97.7%	141,578	2.3%

2.                                       Approve and adopt an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock, to authorize the corporation to issue preferred stock, and to restate the Articles of Incorporation, in their entirety.

For	%	Against	%	Abstain	%	Non-Vote	%
4,825,009	67.4%	465,644	6.5%	213,323	3.0%	602,194	8.4%

3.                                       Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the year ending December 31, 2003.

For	%	Against	%	Abstain	%
5,886,698	82.2%	131,722	1.8%	88,250	1.2%

/s/ Carmella Racanelli
Carmella Racanelli